**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

April 29, 2009

               HOMETOWN BANCORP, INC. ANNOUNCES FIRST QUARTER 2009
                            EARNINGS INCREASE 22.9%


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $193,000, for the three months ended March 31, 2009 as compared to $157,000 for the same period in 2008, an increase of 22.9%. The primary reason for the increase in earnings for the first quarter ended March 31, 2009 was an increase in the Company's mortgage banking income as a result of increased originations of residential mortgage loans sold into the secondary market and an increase in net interest income, partially offset by an increase to the provision for loan losses.

     Net interest income increased by $118,000 or 8.2% to $1.6 million for the three months ended March 31, 2009 compared to the prior year period. The primary reason for the increase was the result of the decrease in the cost of interest-bearing liabilities by 102 basis points, offset by a decrease in the yield of interest-earning assets of 92 basis points. The interest rate spread increased by 10 basis points to 3.93% at March 31, 2009 from 3.83% at March 31, 2008. The net interest margin decreased 21 basis points between the comparable three month periods ended March 31, 2009 and 2008, respectively.

     The provision for loan losses for the quarter ended March 31, 2009 was $160,000, an increase of $134,000 as compared to the provision for the first quarter of 2008. As a result, the allowance for loan losses totaled $1.5 million at March 31, 2009, or 1.04% of total loans, as compared to $1.3 million, or 0.97% of total loans as of December 31, 2008. The increase in the provision for loan losses during the first quarter ended March 31, 2009 was partially the result of management's consideration of decreases in the real estate values in our market area and increases in our non-accrual loans.

     Non-interest income was $551,000 for the quarter ended March 31, 2009 compared to $383,000 for the quarter ended March 31, 2008. The primary reason for the increase in non-interest income for the quarter ended March 31, 2009, was mortgage banking income, net, which increased by $173,000. This was a result of realized and unrealized gains on the sale of mortgage loans due to increased volume of loans sold and unfunded loans committed to be sold, as refinance activity grew in the current low mortgage interest rate environment. This was offset by decreases in banking fees and service charges of $17,000 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits.

     Non-interest expense increased by $94,000 and was $1.6 million for the quarter ended March 31, 2009, compared to $1.5 million for the quarter ended March 31, 2008. Non-interest expense increased primarily due to salary and medical premium increases of approximately $64,000. In addition, the FDIC deposit insurance premiums increased by $21,000, occupancy and equipment expense increased by $21,000 and advertising and marketing expense decreased by $25,000 in the first quarter of 2009 compared to the first quarter of 2008.

     Total assets grew $1.3 million, or 0.9%, to $151.7 million at March 31, 2009 from $150.4 million at December 31, 2008, due primarily to loan growth which was offset in part by a reduction in cash and cash equivalents and securities. Loans net, increased $1.4 million, or 1.0%, from $138.0 million at December 31, 2008 to $139.4 million at March 31, 2009. The primary reasons for loan growth during 2009 were increases of $1.3 million in land loans, $804,000 in commercial mortgage loans and $230,000 in commercial business loans offset by a decrease of $810,000 in residential mortgages. Cash and cash equivalents decreased by $144,000, while securities decreased by $71,000 in 2009.

     Nonperforming loans totaled $5.3 million, or 3.7% of total loans at March 31, 2009 compared to $5.0 million, or 3.6% of total loans at December 31, 2008. The $5.3 million in nonperforming loans at quarter end were comprised of $1.7 million in one-to four-family residential loans, $1.2 million of loans extended to a residential subdivision, three loans to builders for construction of unsold homes totaling $1.1 million, $391,000 of land loans, primarily for a residential subdivision and $880,000 of commercial real estate loans.

     Total deposits were $128.0 million at March 31, 2009 compared to $124.7 million at December 31, 2008, an increase of approximately $3.2 million or 2.6%. The increase was in savings accounts which increased by $1.8 million, certificates of deposit which increased by $1.1 million and non-interest checking which increased by $1.1 million, offset by a decrease in money market accounts of $672,000.

     Total borrowings were approximately $3.3 million at March 31, 2009 compared to $4.4 million at December 31, 2008. The borrowings were advances from the FHLB and used to fund loan growth.

     Total stockholders' equity increased $171,000 from $18.8 million at December 31, 2008 to $19.0 million at March 31, 2009. Equity increased primarily due to earnings of $193,000 for the quarter ended March 31, 2009, partially offset by common stock repurchases of $27,000 during 2009.

     On April 20, 2009, the Board of Directors announced its first quarterly cash dividend of $0.02 per share of Hometown Bancorp, Inc. common stock. The dividend will be payable to stockholders of record as of May 1, 2009, and is expected to be paid on May 15, 2009.

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.


----------------------------------------------------------------------------------------------
                                                          March 31,               December 31,
(Dollars in thousands)                                      2009                     2008
----------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                              $151,701                  $150,369
Investment securities                                        2,440                     2,511
Loans receivable, net                                      139,356                   137,974
Deposits                                                   127,973                   124,739

Borrowings                                                   3,325                     4,375
Total stockholders' equity                                  18,965                    18,794

Capital Ratios:
Average equity to average assets                             12.55  %                  13.49  %
Equity to total assets at the end of the period              12.50                     12.50

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         1.04  %                   0.97  %
Allowance for loan losses as a percent of
nonperforming loans                                          27.92                     27.10
Net charge-offs to average outstanding loans
during the period (annualized)                                0.11                      0.01
Nonperforming loans as a percent of total loans               3.74                      3.57
Nonperforming assets as a percent of total assets             3.72                      3.50



--------------------------------------------------------------------------------------------
                                                              Three Months Ended March 31,
(Dollars in thousands, except earnings per share data)          2009                  2008
                                                                ----                  ----
--------------------------------------------------------------------------------------------
Operating Data:
Interest income                                               $ 2,146               $ 2,182

Interest expense                                                  581                   735
                                                           -----------          ------------
Net interest income                                             1,565                 1,447
Provision for loan losses                                         160                    26
                                                           -----------          ------------
Net interest income after provision for loan
losses                                                          1,405                 1,421

Non-interest income                                               551                   383

Non-interest expenses                                           1,641                 1,547
                                                           -----------          ------------
Income before taxes                                               315                   257

Income tax expense                                                122                   100
                                                           -----------          ------------
Net income                                                     $  193                $  157
                                                           -----------          ------------

Earnings Per Common Share:
Basic and diluted                                              $ 0.09                $ 0.07
Weighted average shares outstanding                             2,248                 2,292

Performance Ratios (1):
Return on average assets                                         0.51  %               0.47  %
Return on average equity                                         4.09                  3.37
Interest rate spread (2)                                         3.93                  3.83
Net interest margin (3)                                          4.36                  4.57
Non-interest income to average assets                            1.47                  1.16
Non-interest expense to average assets                           4.37                  4.67
Efficiency ratio (4)                                            77.55                 84.54
Average interest-earning assets to average                     126.41                132.00
   interest-bearing liabilities

--------------------------------------------------------------------------------------------

(1) Quarterly performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.
